Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Heather Beardsley	John Huyette
+1 610-208-2278	+1 610 208-2061
hbeardsley@cartech.com	jhuyette@cartech.com

HOWARD YU JOINS CARPENTER TECHNOLOGY’S BOARD OF DIRECTORS

PHILADELPHIA, October 10, 2024 (GLOBE NEWSWIRE) — Carpenter Technology Corporation (NYSE: CRS) announced today that Howard Yu has been appointed to the Company’s Board of Directors, effective October 9, 2024.

Mr. Yu brings more than 25 years of financial leadership experience in large multinational organizations. Mr. Yu is currently the Executive Vice President, Chief Financial Officer for Ball Corporation, a supplier of innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers. Prior to his current role, Mr. Yu served as Senior Vice President and Chief Financial Officer for Envista, a publicly traded global company and spin-off of Danaher. Throughout his 22-year Danaher and Envista career, Mr. Yu served as Chief Financial Officer for multiple global divisions in Asia, Europe, and Latin America where he led successful M&A and systems transformations through varied global economic environments to drive shareholder value creation. Prior to joining Danaher, he worked in finance at Hewlett-Packard and as Senior Auditor at Deloitte.

“We welcome Howard to Carpenter Technology’s Board of Directors. We are confident that Howard’s extensive leadership experience, combined with his broad financial acumen, will be a significant benefit to Carpenter Technology as we continue to accelerate our growth and deliver shareholder returns.” said Martin Inglis, Chairman of the Board of Directors.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy materials and process solutions for critical applications in the aerospace and defense, medical, transportation, energy, and industrial and consumer markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys including nickel, cobalt, and titanium and material process capabilities that solve our customers’ current and future material challenges. More information about Carpenter Technology can be found at www.carpentertechnology.com.